                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                  MARCH          MARCH
(Dollars in Thousands)                            1998            1997
                                              -----------      -----------
  Earnings:
     Pre-Tax  Income                               27,317           24,486
     Add:  Fixed  Charges                           3,932            3,776
     Less:  Interest  Capitalization                 (116)            (132)
                                              -----------      -----------

          Total  Earnings                          31,133           28,130
                                              ===========      ===========


  Fixed  Charges:
     Interest  Expense                              3,106            3,030
     Interest  Capitalization                         116              132
     Interest  Portion  of Rental Expense             710              614
                                              -----------      -----------

       Total  Fixed  Charges                        3,932            3,776
                                              ===========      ===========


          Total  Earnings                          31,133           28,130


  Divided  By:
       Total  Fixed  Charges                        3,932            3,776
                                              -----------      -----------


               Ratio                                 7.92             7.45



Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation. Interest portion of rental expense includes conservative estimates based on calculations from prior years.